Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nader Z. Pourhassan and Antonio Migliarese, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to sign the registrant’s Annual Report on Form 10 K for the fiscal year ended May 31, 2021, including any and all amendments and supplements thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signatures	Title	Date

/s/ Nader Z. Pourhassan	Director, President and Chief Executive Officer	July 29, 2021
Nader Z. Pourhassan, Ph.D.	(Principal Executive Officer)

/s/ Antonio Migliarese	Chief Financial Officer and Treasurer	July 30, 2021
Antonio Migliarese	(Principal Financial Officer and Principal Accounting Officer)

/s/ Scott A. Kelly	Director, Chairman	July 29, 2021
Scott A. Kelly, M.D.

/s/ Gordon A. Gardiner	Director	July 29, 2021
Gordon A. Gardiner

/s/ Jordan G. Naydenov	Director	July 29, 2021
Jordan G. Naydenov

/s/ Samir R. Patel	Director	July 29, 2021
Samir R. Patel, M.D.

/s/ Alan P. Timmins	Director	July 29, 2021
Alan P. Timmins